J.P. Morgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com	[LOGO] J.P. Morgan Chase & Co.

News Release: IMMEDIATE RELEASE

JPMORGAN CHASE ANNOUNCES IT HAS RECEIVED NO PAYMENTS FROM INSURANCE COMPANIES UNDER ENRON-RELATED SURETY BONDS

New York, December 21, 2001 - JPMorgan Chase (NYSE: JPM) announced that it had not received payment today from any of the insurance companies that had issued Enron-related surety bonds. JPMorgan Chase had said during yesterday's public conference call discussing the litigation relating to these surety contracts that it would provide this information today. Payments of $1.1 billion, of which JPMorgan Chase's share is approximately $965 million, were due today. JPMorgan Chase intends to pursue this matter vigorously to seek enforcement of full payment on all surety bonds.

J.P. Morgan Chase & Co. is a leading global financial services firm with assets of more than $700 billion and operations in more than 50 countries. With relationships with over 99% of the Fortune 1000 companies, the firm is a leader in investment banking, asset management, private banking, private equity, custody and transaction services, retail and middle market financial services, and e-finance. A component of the Dow Jones Industrial Average, JPMorgan Chase is headquartered in New York and serves more than 30 million consumer customers and the world's most prominent corporate, institutional and government clients. Information about JPMorgan Chase is available on the internet at www.jpmorganchase.com.

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This press release may contain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of JPMorgan Chase's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Such risks and uncertainties are described in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, and the 2000 Annual Report on Form 10-K for the year ended December 31, 2000, of J.P. Morgan Chase & Co., filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission's internet site www.Sec.Gov to which reference is hereby made.

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Investor Contact:  John Bordon                  Media Contact:             Joseph Evangelisti
                     212-270-7318                                             212-270-7438